United States securities and exchange commission logo





                          September 11, 2020

       Maria Ek
       Chief Financial Officer
       Neonode Inc.
       Storgatan 23C 114 55
       Stockholm, Sweden

                                                        Re: Neonode Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 4,
2020
                                                            File No. 333-248614

       Dear Ms. Ek:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Thomas
Jones at 202-551-3602 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              David T. Mittelman,
Esq.